Exhibit 99.1

Delta Apparel Reports Fourth Quarter and Full Year Fiscal 2023 Results

Enhanced Cost Structure and Operating Landscape Pave Way for Growth

December 7, 2023, DULUTH, GA --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced financial results for its fiscal year 2023 fourth quarter and full year ended September 30, 2023.

Delta Apparel Chairman and Chief Executive Officer Robert W. Humphreys commented, “Fiscal 2023 was undoubtedly a challenging year for our Company and the industry given the reduced demand environment following last year’s post-pandemic seller’s market.  However, it was also a transformative year for our Company where we implemented a number of needle-moving initiatives across our business that set the stage for significant operational improvement.

"I’m extremely proud of the work we’ve done to optimize our cost structure and put us in position for improved returns on invested capital. We expect to generate meaningful long-term savings and efficiencies from our streamlined offshore platform and the further consolidation of our digital print operations into our nationwide 'On-Demand DC' footprint combining our DTG2Go and Delta Direct businesses. Our team also made substantial progress in reducing inventory and debt levels throughout the year and we are targeting more reductions in fiscal 2024.

"The cost impacts of the elevated cotton pricing and low demand across our markets throughout fiscal 2023 was significant, but we continue to see encouraging indications that these dynamics are receding and inventories in the retail supply chain are normalizing. Looking ahead, we believe our Delta Group segment is poised to steadily improve its operating performance in the new fiscal year. Our Delta Direct, Global Brands and Retail Direct channels should all see increasing customer demand as we move through the spring selling season and we believe that DTG2Go is poised for a return to top-line growth as fiscal 2024 progresses.

"In our Salt Life Group segment, we anticipate a return to revenue growth in fiscal year 2024 fueled by our higher margin direct-to-consumer channels and for demand in our wholesale channel to normalize."

Mr. Humphreys concluded, “Our highest priorities moving forward are to manage our costs effectively and leverage our enhanced operating structure, while focusing on the highest return areas of our business to drive the best results for shareholders. We currently expect to finish fiscal year 2024 with net sales in a range of $400 to $415 million generating operating profit margins of approximately 2.0% to 3.5%, with sequentially improving margins as well as topline growth in the back half of the year. In addition, our depreciation and amortization expense should be approximately $15 million and we are currently planning on capital expenditures of approximately $5 million."

For the fourth quarter ended September 30, 2023:

Net sales were $91.4 million compared to prior year fourth quarter net sales of $115.5 million. Salt Life Group segment net sales were $12.5 million compared to prior year fourth quarter net sales of $14 million.  Net sales in the Delta Group segment were $78.9 million compared to $101.5 million in the prior year fourth quarter.

Gross margins were 11.2% compared to 18.7% in the prior year fourth quarter, driven primarily by costs incurred to curtail production levels to better align with lighter market demand as well as elevated cotton costs (collectively, the “Production Curtailment & Cotton Costs”).  Excluding the Production Curtailment & Cotton Costs, adjusted fourth quarter gross margins were 15.9%. Delta Group segment gross margins for the quarter were 4.8% compared to 14.1% in the prior year period.  Excluding the Production Curtailment & Cotton Costs, Delta Group segment adjusted gross margins were 10.3%.  Salt Life Group segment gross margins for the quarter were flat at 51.7% versus 51.8% in the prior year period.

Selling, general, and administrative expenses (SG&A) decreased favorably from $19.8 million in the prior year fourth quarter to $17.1 million, while SG&A as a percentage of sales increased over the prior year period to 18.7%.

Operating income declined year-over-year from $2.2 million, or 1.9% of sales, to an operating loss of $17 million, or (18.6%) of sales. Excluding the Production Curtailment & Cotton Costs, the costs associated with strategic actions, as well as a $9.2 million non-cash impairment charge on the goodwill in our DTG2Go business (the “Impairment Charge”), fourth quarter adjusted operating loss was $2.1 million, or (2.3%) of sales. Delta Group segment operating income for the quarter declined from $4.8 million to a loss of $15.2 million. Excluding the Production Curtailment & Cotton Costs, the costs associated with strategic actions and the Impairment Charge, Delta Group segment adjusted operating loss was $295 thousand, or (0.4)% of sales.  The Salt Life Group segment experienced an operating loss for the quarter of $400 thousand compared to operating income of $1.2 million in the prior year period.

Net income declined to a loss of $16.4 million, or ($2.34) per share, from a loss of $281 thousand, or ($0.04) per share.  Excluding the Production Curtailment & Cotton Costs, the costs associated with strategic actions and the Impairment Charge, adjusted fourth quarter net loss was $5 million, or ($0.72) per share.

Net inventory as of September 30, 2023, was $212.4 million, a sequential decrease of almost $47 million, or 18%, from December 2022 and a year-over-year decrease from inventory of $248.5 million at September 2022.  The inventory decrease was a product of our team’s excellent execution on a high-priority working capital efficiency initiative.

Total net debt, including capital lease financing and cash on hand, was $165.3 million as of September 30, 2023, an approximate 15% reduction from $194.3 million at March 2023 and a year-over-year decrease from $170.6 million at September 2022. Cash on hand and availability under our U.S. revolving credit facility totaled $14.2 million as of September 30, 2023, a decrease of $13.0 million from December 2022 and $20.4 million from September 2022.

For the full year ended September 30, 2023:

Net sales were $415.4 million compared to prior year net sales of $484.9 million. Salt Life Group segment net sales were $59 million compared to prior year net sales of $60 million.  Net sales in the Delta Group segment were $356.3 million compared to $424.8 million in the prior year.

Gross margins were 13.0% compared to 22.4% in the prior year.  Excluding the Production Curtailment & Cotton Costs, adjusted gross margins were 21.2%. Delta Group segment gross margins were 6.1% compared to 18.3% in the prior year.  Excluding the Production Curtailment & Cotton Costs and the costs associated with strategic actions, Delta Group segment adjusted gross margins were 15.6%.  Salt Life Group segment gross margins increased to 54.6% from 51.6% in the prior year period.

Selling, general, and administrative expenses (SG&A) decreased favorably from $79.5 million in the prior year to $73.7 million, while SG&A as a percentage of sales increased from 16.4% to 17.8%.

Operating income declined year-over-year from $31.8 million, or 6.6% of sales, to an operating loss of $29.4 million, or (7.1%) of sales. Excluding the Production Curtailment & Cotton Costs, Impairment Charge and the costs associated with strategic actions, adjusted operating income was $18.4 million, or 4.4% of sales. Delta Group segment operating income declined from $37.5 million to a loss of $26.2 million.  Excluding the Production Curtailment & Cotton Costs, Impairment Charge and the costs associated with strategic actions, Delta Group segment adjusted operating income was $21.7 million, or 6.1% of sales.  Salt Life Group segment operating income was $6.2 million, or 10.4% of sales, compared to $8.2 million, or 13.6% of sales, in the prior year.

Net income declined from $19.7 million, or $2.80 per diluted share, to a loss of $33.2 million, or ($4.75) per share.  Excluding the Production Curtailment & Cotton Costs, Impairment Charge and the costs associated with strategic actions, adjusted net income was $3.3 million, or $0.47 per diluted share.

Conference Call

After the market close on December 7, 2023, financial results for the Company’s fiscal year 2023 fourth quarter and full year ended September 30, 2023, will be released and, at 4:30 p.m. ET, the Company’s senior management will hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 877-704-4453. If calling from outside the United States, the dial-in number is 201-389-0920. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through January 7, 2024. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 13742279.

Non-GAAP Financial Measures

Reconciliations of GAAP gross margins to non-GAAP gross margins, GAAP operating income  to non-GAAP operating income, and GAAP net income to non-GAAP net income are presented in tables accompanying the selected financial data included in this release and provide useful information to evaluate the Company’s operational performance. A description of the amounts excluded on a non-GAAP basis are provided in conjunction with these tables. Non-GAAP gross margin, non-GAAP operating income, and non-GAAP net income should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	September 2023	September 2022	September 2023	September 2022

Net Sales	$91,402	$115,539	$415,351	$484,859
Cost of Goods Sold	81,157	93,914	361,338	376,016
Gross Profit	10,245	21,625	54,013	108,843

Selling, General and Administrative Expenses	17,091	19,845	73,749	79,455
Goodwill impairment	9,200	-	9,200	-
Other Loss (Income), Net	955	(448)	506	(2,393)
Operating (Loss) Income	(17,001)	2,228	(29,442)	31,781

Interest Expense, Net	3,532	2,361	14,194	7,732

(Loss) Earnings Before (Benefit From) Provision For Income Taxes	(20,533)	(133)	(43,636)	24,049

(Benefit From) Provision For Income Taxes	(4,158)	157	(10,372)	4,307

Consolidated Net (Loss) Earnings	(16,375)	(290)	(33,264)	19,742

Net Loss (Income) Attributable to Non-Controlling Interest	4	9	51	(2)

Net (Loss) Earnings Attributable to Shareholders	$(16,371)	$(281)	$(33,213)	$19,740

Weighted Average Shares Outstanding
Basic	7,001	6,915	6,989	6,953
Diluted	7,001	6,915	6,989	7,047

Net (Loss) Earnings per Common Share
Basic	$(2.34)	$(0.04)	$(4.75)	$2.84
Diluted	$(2.34)	$(0.04)	$(4.75)	$2.80

	September 2023	September 2022

Current Assets
Cash	$187	$300
Receivables, Net	47,868	71,586
Inventories, Net	212,365	248,538
Prepaids and Other Assets	2,542	2,755
Total Current Assets	262,962	323,179

Noncurrent Assets
Property, Plant & Equipment, Net	65,611	74,109
Goodwill and Other Intangibles, Net	50,391	61,923
Deferred Income Taxes	7,822	1,342
Operating Lease Assets	55,464	50,275
Investment in Joint Venture	10,082	9,886
Other Noncurrent Assets	2,906	2,967
Total Noncurrent Assets	192,276	200,502

Total Assets	$455,238	$523,681

Current Liabilities
Accounts Payable and Accrued Expenses	$80,321	$110,967
Income Tax Payable	710	379
Current Portion of Finance Leases	8,442	8,163
Current Portion of Operating Leases	9,124	8,876
Current Portion of Long-Term Debt	16,567	9,176
Total Current Liabilities	115,164	137,561

Noncurrent Liabilities
Long-Term Taxes Payable	2,131	2,841
Long-Term Finance Leases	14,029	16,776
Long-Term Operating Leases	47,254	42,721
Long-Term Debt	126,465	136,750
Deferred Income Taxes	-	4,310
Total Noncurrent Liabilities	189,879	203,398

Common Stock	96	96
Additional Paid-In Capital	61,315	61,961
Equity Attributable to Non-Controlling Interest	(707)	(656)
Retained Earnings	133,387	166,600
Accumulated Other Comprehensive Gain (Loss)	-	141
Treasury Stock	(43,896)	(45,420)
Total Equity	150,195	182,722

Total Liabilities and Equity	$455,238	$523,681

Reconciliation of Gross Margin, Operating Income, and Net Income to Non-GAAP Measures Adjusted Gross Margin, Adjusted Operating Income, and Adjusted Net Income
Unaudited
(in thousands)

Reconciliation of Gross Margin to Adjusted Gross Margin – Unaudited
	Three Months Ending		Twelve Months Ending
	September 2023	September 2022	September 2023	September 2022

Gross Margin	$10,245	$21,625	$54,013	$108,843
Production Curtailment Costs (1)	430	-	8,019	-
Cotton Costs (2)	3,902	-	25,929	-

Adjusted Gross Margin	$14,577	$21,625	$87,961	$108,843
	15.9%	18.7%	21.2%	22.4%

Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income – Unaudited
	Three Months Ending		Twelve Months Ending
	September 2023	September 2022	September 2023	September 2022

Operating (Loss) Income	$(17,001)	$2,228	$(29,442)	$31,781
Production Curtailment Costs (1)	430	-	8,019	-
Cotton Costs (2)	3,902	-	25,929	-
Restructuring Costs (3)	1,379	-	4,723	-
Goodwill Impairment (4)	9,200	-	9,200	-

Adjusted Operating (Loss) Income	$(2,090)	$2,228	$18,429	$31,781

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income – Unaudited
	Three Months Ending		Twelve Months Ending
	September 2023	September 2022	September 2023	September 2022

Net (Loss) Income	$(16,371)	$(281)	$(33,213)	$19,740
Production Curtailment Costs (1)	430	-	8,019	-
Cotton Costs (2)	3,902	-	25,929	-
Restructuring Costs (3)	1,379	-	4,723	-
Goodwill Impairment (4)	9,200	-	9,200	-
Tax Impact	(3,549)	-	(11,393)	-

Adjusted Net (Loss) Income	$(5,009)	$(281)	$3,265	$19,740

Reconciliation of Delta Group Segment Gross Margin to Delta Group Segment Adjusted Gross Margin - Unaudited
	Three Months Ending		Twelve Months Ending
	September 2023	September 2022	September 2023	September 2022

Gross Margin	$3,759	$14,363	$21,773	$77,823
Production Curtailment Costs (1)	430	-	8,019	-
Cotton Costs (2)	3,902	-	25,929	-

Adjusted Gross Margin	$8,091	$14,363	$55,721	$77,823
	10.3%	14.1%	15.6%	18.3%

Reconciliation of Delta Group Segment Operating (Loss) Income to Delta Group Segment Adjusted Operating (Loss) Income - Unaudited
	Three Months Ending		Twelve Months Ending
	September 2023	September 2022	September 2023	September 2022

Operating (Loss) Income	$(15,206)	$4,496	$(26,179)	$38,045
Production Curtailment Costs (1)	430	-	8,019	-
Cotton Costs (2)	3,902	-	25,929	-
Restructuring Costs (3)	1,379	-	4,723	-
Goodwill Impairment (4)	9,200	-	9,200	-

Adjusted Operating (Loss) Income	$(295)	$4,496	$21,692	$38,045

(1) Production Curtailment Costs consist of unabsorbed fixed costs, temporary unemployment benefit payments, and other expense items resulting from the
Company’s decision to reduce production levels to better align with the significantly reduced demand across the activewear industry due to high inventory levels stemming from the heavy replenishment activity following pandemic-related supply chain challenges.

(2) Cotton Costs consist of the amount of the cotton component of the Company's cost of sales in excess of the average price per pound of cotton over a recent 10-year period ($0.78 per pound)
as well as a reasonable estimate of the additional cost for what the industry refers to as “basis” typically required to be purchased in connection with the delivery of cotton ($0.15 per pound).
As such, Cotton Costs consist of the cotton component of the Company's cost of sales in excess of $0.93 per pound.

(3) Restructuring Costs consist of employee severance benefits paid in connection with the transition of our more expensive Mexico manufacturing capacity to our more efficient
Central America manufacturing platform, employee severance benefits paid in connection with leadership restructuring, expenses incurred in connection with the closure of a legacy facility we acquired via acquisition and the absorption of the print capacity at that facility into our nationwide network of dual purpose digital print and blank garment distribution facilities, and additional cost items incurred from restructuring activities.

(4) Goodwill Impairment consists of a non-cash charge associated with our DTG2Go business.